Exhibit   99.3

RESIGNATION OF DIRECTOR.

The undersigned hereby resigns from the position of director of Nature Vision, Inc. (and any subsidiaries of Nature Vision, Inc. of which the undersigned is a director) to be effective immediately following the closing on the 2009 sale of certain shares of Nature Vision, Inc, capital stock to Swordfish Financial, Inc.

/s/ Scott S. Meyers
Scott S. Meyers
(printed name)